Exhibit 10.5
Confidential Treatment has been requested for the redacted portions of this agreement. The redactions are indicated with six asterisks (******). A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

SECOND AMENDED AND RESTATED
OMNIBUS AGREEMENT
AMONG
EXTERRAN HOLDINGS, INC.
EXTERRAN ENERGY SOLUTIONS, L.P.
EXTERRAN GP LLC
EXTERRAN GENERAL PARTNER, L.P.
EXTERRAN PARTNERS, L.P.
AND
EXLP OPERATING LLC

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2
1.1 Definitions	2

ARTICLE II NON-COMPETITION AND BUSINESS OPPORTUNITIES	10
2.1 Restricted Business	10
2.2 Overlapping Customers	11
2.3 Permitted Exceptions	11
2.4 Restricted Business Procedures	14
2.5 Scope of the Prohibition	16
2.6 New Customers	16
2.7 Rental Arrangements	17
2.8 Lease Takeover Arrangements	17
2.9 Enforcement	17
2.10 Termination	18

ARTICLE III SERVICES	18
3.1 Provision, Allocation and Reimbursement for Services	18
3.2 Limitations on Reimbursement	19

ARTICLE IV COMPRESSION EQUIPMENT TRANSFERS	20
4.1 Transfer Mechanics	20
4.2 Settlement; Appraised Value	22
4.3 [Reserved]	23
4.4 Like-Kind Exchange Treatment	23
4.5 Other Sales Permitted	24
4.6 Termination	24
4.7 Proration of Ad Valorem Taxes	24

ARTICLE V NEWLY FABRICATED COMPRESSION EQUIPMENT PURCHASES	24

ARTICLE VI LICENSE	25
6.1 Grant of License	25
6.2 Restrictions on Marks	25
6.3 Ownership	25
6.4 Confidentiality	25
6.5 Estoppel	26
6.6 Warranties; Disclaimers	26
6.7 In the Event of Termination	26

ARTICLE VII INDEMNIFICATION	27
7.1 Environmental Indemnification	27
7.2 Additional Indemnification	28
7.3 Limitations Regarding Indemnification	29
7.4 Indemnification Procedures	29

ARTICLE VIII MISCELLANEOUS	30

i

8.1 Choice of Law; Submission to Jurisdiction	30
8.2 Notice	30
8.3 Entire Agreement	31
8.4 Termination	31
8.5 Effect of Waiver or Consent	31
8.6 Amendment or Modification	31
8.7 Assignment; Third Party Beneficiaries	31
8.8 Counterparts	32
8.9 Severability	32
8.10 Gender, Parts, Articles and Sections	32
8.11 Further Assurances	32
8.12 Withholding or Granting of Consent	32
8.13 Laws and Regulations	32
8.14 Negation of Rights of Limited Partners, Assignees and Third Parties	32
8.15 No Recourse Against Officers or Directors	32
EXHIBITS AND SCHEDULES
Exhibit 1 – Form Bill of Sale
Exhibit 2 – Form Lease Agreement
Exhibit 3 – Form Like-Kind Exchange Bill of Sale
Schedule 1.1 – Fixed Margin Percentage
Schedule 3.1(a) – Services
Schedule 3.1(b) – Excluded Services
Schedule 6.1 – Marks
Schedule A – Certain Exterran Customers
Schedule B – Exterran Overlapping Customers
Schedule C – Certain Partnership Customers
Schedule D – Partnership Overlapping Customers
 ii

SECOND AMENDED AND RESTATED
OMNIBUS AGREEMENT
     THIS SECOND AMENDED AND RESTATED OMNIBUS AGREEMENT is entered into on, and effective as of, November 10, 2009 (the “Effective Date”), and is by and among Exterran Holdings, Inc., a Delaware corporation (“Exterran”), Exterran Energy Solutions, L.P., a Delaware limited partnership (“EESLP”), Exterran GP LLC, a Delaware limited liability company formerly named UCO GP, LLC (“GP LLC”), Exterran General Partner, L.P., a Delaware limited partnership formerly named UCO General Partner, L.P. (the “General Partner”), Exterran Partners, L.P., a Delaware limited partnership (the “Partnership”) and EXLP Operating LLC (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
     The Parties or their predecessors entered into that certain First Amended and Restated Omnibus Agreement dated as of August 20, 2007 (the “Omnibus Agreement”).
     The Parties entered into that certain First Amendment to the Omnibus Agreement dated as of July 30, 2008 (the “First Amendment”) in connection with a reorganization that occurred on May 31, 2008.
     The Parties desire to amend and restate in its entirety the Omnibus Agreement as amended by the First Amendment to evidence the following additional agreements among the parties:
1.	to increase the maximum selling, general and administrative costs that may be allocated to the Partnership in Section 3.2(a) to take into account the contribution of certain compression services agreements and compression equipment (the “New Assets”) to the Partnership in the transaction (the “Transaction”) contemplated by that certain Contribution, Conveyance and Assumption Agreement by and among Exterran, Exterran Energy Corp., Exterran General Holdings LLC, EESLP, EES Leasing LLC, EXH GP LP LLC, GP LLC, EXH MLP LP LLC, the General Partner, the Operating Company, EXLP Leasing LLC and the Partnership, dated as of October 2, 2009 (the “2009 Contribution Agreement”);

2.	to restate Schedules A, B, C and D to reflect the Exterran Customers, Exterran Overlapping Customers, Partnership Customers and Partnership Overlapping Customers, respectively, upon consummation of the Transaction; and

3.	to restate Exhibits A and B as Exhibits 1 and 2 attached hereto and to add Exhibit 3 to reflect the current forms of bill of sale, equipment lease agreement and like-kind exchange assignment and bill of sale.
     The Conflicts Committee of the Board of Directors of GP LLC has approved the form, terms and substance of this Agreement in accordance with the requirements set forth in Section 8.6 of the Omnibus Agreement, as amended by the First Amendment.

     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions
          (a) Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
          (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “2009 Contribution Agreement” has the meaning given such term in the introduction of this Agreement.
     “Acquired Partnership Restricted Business” has the meaning given such term in Section 2.3(h).
     “Acquired Exterran Restricted Business” has the meaning given such term in Section 2.3(g).
     “Acquiring Party” has the meaning given such term in Section 2.4(a).
     “Affiliate” has the meaning given to such term in the Partnership Agreement.
     “Agreement” means this Second Amended and Restated Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Appraiser” means an appraiser mutually acceptable to Exterran and the Partnership that is independent with respect to the Exterran Entities and the Partnership Entities and their respective affiliates within the meaning of the code of professional ethics of the American Society of Appraisers as selected by mutual consent of Exterran and the General Partner.
     “Appraisal” means an appraisal of Compression Equipment prepared by an Appraiser in conformity with, and subject to, the requirements of the code of professional ethics and standards of professional conduct of the American Society of Appraisers. The Appraisal shall specify value based upon the cost or income approach or a combination thereof for the Compression Equipment appraised.
     “Appraised Value” means an amount equal to (A) either (i) the most recent Appraisal with respect to a particular piece of Compression Equipment owned by the USCSB or the Partnership Group at the time of the Appraisal or (ii) with respect to a particular piece of Compression Equipment for which an Appraisal has not been conducted, the Appraised Value of substantially similar Compression Equipment, plus (B) any costs incurred by the Transferor pursuant to Section 4.1(a)(iv) to the extent such costs include overhauls, modifications or retrofittings that are not reflected in the value assigned to the Compression Equipment pursuant to clause (A) above.
     “Average Horsepower” means, with respect to a particular fiscal quarter, the quotient of (i) the sum of the aggregate amount of Compression Equipment horsepower owned or leased by the Partnership Group (excluding units owned by the Partnership Group but leased to USCSB) that was working and not idle on the last day of the month immediately preceding such quarter and on the last day of each of the three months during such quarter, divided by (ii) four.
     “Billed Party” has the meaning set forth in Section 4.7.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Houston, Texas are authorized or are obligated by law, executive order or governmental decree to be closed.
     “CCSB” means the USCSB and the non-U.S. contract compression services business of any of the Exterran Entities, collectively.
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “Closing Date” means, as applicable, the closing date of the Transaction contemplated by the 2009 Contribution Agreement or the closing date of the transactions contemplated by another contribution agreement by and among members of the Exterran Entities and members of the Partnership Group relating to the conveyance of Partnership Assets from members of the Exterran Entities to members of the Partnership Group.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Unit” has the meaning given such term in the Partnership Agreement.

     “Compression Equipment” means natural gas compressor units, together with any tangible components thereof, all related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.
     “Competitive Services” means the provision by a Person of natural gas contract compression services to a third-party customer, whether pursuant to the Form Compression Services Agreement or any other compression services agreement, a lease arrangement pursuant to which such Person leases Compression Equipment to a third-party customer and is required to provide other compression services to such customer (whether as part of one agreement or pursuant to a lease agreement and related services agreement) or otherwise; provided, however, that, for the avoidance of doubt, Competitive Services do not include the fabrication of Compression Equipment by such Person, the sale by such Person of Compression Equipment to a third-party customer, the sale by such Person of materials, parts or equipment that are components of or used in the operation of Compression Equipment, the leasing by such Person of Compression Equipment without the provision of any related services or the operation, maintenance, service, repair or overhaul by such Person of Compression Equipment owned by a third party customer.
     “Conflicts Committee” has the meaning given such term in the Partnership Agreement.
     “Conversion Condition” has the meaning given such term in Section 2.4(b).
     “Cost of Sales” means any costs incurred of the type included in the “Cost of sales (excluding depreciation expense)” line item in the consolidated statement of operations of the Partnership prepared in accordance with GAAP, as applied as of the date of Exterran’s most recent quarterly or annual report filed with the Securities and Exchange Commission.
     “Cost of Sales Limit” has the meaning given such term in Section 3.2(a).
     “Covered Environmental Losses” is defined in Section 7.1.
     “Direct Compression Equipment Costs and Expenses” means those costs and expenses directly attributable to the transportation, operation, maintenance or repair of any Compression Equipment owned by the Partnership Group.
     “Direct Leased Compression Equipment Capitalizable Costs” means those costs directly attributable to the maintenance or repair of any Compression Equipment that is leased between an Exterran Entity and a member of the Partnership Group that qualifies as a capital addition under GAAP.
     “Direct Leased Compression Equipment Expenses” means those expenses directly attributable to the transportation, operation, maintenance or repair of any Compression

Equipment that is leased between an Exterran Entity and a member of the Partnership Group that qualifies as an expense under GAAP.
     “Effective Date” has the meaning given such term in the introduction of this Agreement.
     “Effective Time” has the meaning given such term in Section 4.1(b).
     “EESLP” has the meaning given such term in the introduction to this Agreement.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders and ordinances, legally enforceable requirements and rules of common law relating to protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through the applicable Closing Date.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exterran” has the meaning given such term in the introduction of this Agreement.
     “Exterran Customers” means (a) the Persons set forth on Schedule A and any of their respective Affiliates other than Affiliates otherwise set forth on Schedule B, C or D, (b) any Exterran Overlapping Customer once the Partnership Entities no longer provide any Compression Services to such Exterran Overlapping Customer and (c) any New Customer that enters into an agreement with an Exterran Entity in accordance with Section 2.6 pursuant to which such Exterran Entity agrees to provide Competitive Services to such New Customer. Exterran Customers shall not include any Released Exterran Customers.
     “Exterran Entities” means Exterran and any Person (other than the Partnership Entities) controlled, directly or indirectly, by Exterran; and “Exterran Entity” means any of the Exterran Entities.
     “Exterran Overlapping Customers” means the Persons set forth on Schedule B and any of their respective Affiliates other than any such Person that becomes an Exterran Customer pursuant to clause (b) of the definition of Exterran Customers and other than Affiliates otherwise set forth on Schedule A, C or D.
     “Exterran Restricted Business” has the meaning given such term in Section 2.1(a).
     “Exterran Site” has the meaning given such term in Section 2.2(a).

     “Fabricated Cost” means the total costs (other than any allocations of general and administrative expenses) incurred in fabricating a particular item of Compression Equipment, as determined by the books and records of Exterran, prepared in accordance with GAAP.
     “Fixed Margin Amount” means the amount resulting from the product of (i) the Fabricated Cost and (ii) the percentage, expressed as a decimal, set forth on Schedule 1.1 to this Agreement, which Schedule may be amended from time to time with the approval of the Conflicts Committee.
     “Form Bill of Sale” means the form of Bill of Sale attached hereto as Exhibit 1, which form may be amended or replaced with a new form of Bill of Sale from time to time as long as such amended or replacement form does not materially conflict with the terms and provisions of this Agreement.
     “Form Compression Services Agreement” means the standard form of agreement pursuant to which members of the Partnership Group provide Competitive Services to Partnership Customers as of the Effective Date.
     “Form Lease Agreement” means the form of Compression Equipment Lease Agreement attached hereto as Exhibit 2, which form may be amended or replaced with a new form of Compression Equipment Lease Agreement from time to time as long as such amended or replacement form does not materially conflict with the terms and provisions of this Agreement.
     “Form Like-Kind Exchange Bill of Sale” means the form of Like-Kind Exchange Bill of Sale attached hereto as Exhibit 3, which form may be amended or replaced with a new form of Like-Kind Exchange Bill of Sale from time to time as long as such amended or replacement form does not materially conflict with the terms and provisions of this Agreement.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied.
     “General Partner” has the meaning given such term in the introduction to this Agreement.
     “GP LLC” has the meaning given such term in the introduction to this Agreement.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, petroleum products, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons whether refined or unrefined and (c) asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

     “Indemnified Party” means either the Partnership Group or Exterran, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article VII.
     “Indemnifying Party” means either the Partnership Group or Exterran, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article VII.
     “Lease Takeover Arrangement” has the meaning given such term in Section 2.8.
     “Licensees” means, for purposes of Article VI hereof, the Partnership Entities.
     “Licensor” means, for purposes of Article VI hereof, Exterran.
     “Liens” means any mortgages, pledges, security interests, liens, charges, claims, restrictions, easements or other encumbrances of any nature.
     “Limit Period” means the period commencing on the Effective Date and ending on December 31, 2010.
     “Marks” means all trademarks, trade names, logos and/or service marks identified on Schedule 6.1 attached hereto, which Schedule may be amended from time to time with the approval of Exterran and the Conflicts Committee.
     “New Assets” has the meaning given such term in the Recitals.
     “New Customer” means any Person that is not an Exterran Customer, a Partnership Customer or an Overlapping Customer and that informs any of the Parties hereto of a need for Competitive Services.
     “Non-Qualifying Business” has the meaning given to such term in Section 2.4(b).
     “Offer” has the meaning given such term in Section 2.4(a).
     “Offer Period” has the meaning given such term in Section 2.4(b)(ii)(A).
     “Offered Assets” has the meaning given such term in Section 2.4(a).
     “Offeree” has the meaning given such term in Section 2.4(a).
     “Operating Company” has the meaning given such term in the introduction to this Agreement.
     “Organizational Documents” means certificates or articles of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership or limited partnership agreements or other formation or governing documents of a particular entity.
     “Other Losses” is defined in 7.2(a).

     “Overlapping Customer” means an Exterran Overlapping Customer or a Partnership Overlapping Customer.
     “Partnership” has the meaning given such term in the introduction to this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 14, 2008, as such agreement is in effect on the Closing Date of the Transaction, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the Partnership Agreement subsequent to the Closing Date of the Transaction shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 8.6 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “Partnership Assets” means the compression services contracts, compression services customer relationships and Compression Equipment, directly or indirectly conveyed, contributed or otherwise transferred (but not leased) to the Partnership Group as of a Closing Date pursuant to a contribution agreement or pursuant to the non-lease transfer mechanics set forth in Article IV of this Agreement.
     “Partnership Customers” means (a) the Persons set forth on Schedule C and any of their respective Affiliates other than Affiliates otherwise set forth on Schedule A, B or D, (b) any Partnership Overlapping Customer once the Exterran Entities no longer provide any Compression Services to such Partnership Overlapping Customer and (c) any New Customer that enters into an agreement with a member of the Partnership Group in accordance with Section 2.6 pursuant to which such member of the Partnership Group agrees to provide Competitive Services to such New Customer. Partnership Customers shall not include any Released Partnership Customers.
     “Partnership Entities” means GP LLC, the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.
     “Partnership Group” means the Partnership, the Operating Company and any Subsidiary of the Partnership or the Operating Company.
     “Partnership Horsepower” means, with respect to a particular month, the quotient of (i) the sum of the aggregate amount of Compression Equipment horsepower owned or leased by the Partnership Group (excluding units owned by the Partnership Group but leased to USCSB), regardless of whether such Compression Equipment is working or idle, on the last day of the month immediately preceding such month and on the last day of each of such month, divided by (ii) two.
     “Partnership Overlapping Customer” means the Persons listed on Schedule D and any of their respective Affiliates other than any such Person that becomes a Partnership Customer pursuant to clause (b) of the definition of Partnership Customers and other than Affiliates otherwise set forth on Schedule A, B or C.

     “Partnership Restricted Business” has the meaning given such term in Section 2.1.(b).
     “Partnership Site” has the meaning given such term in Section 2.2(a).
     “Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.
     “Percentage Interest” means, with respect to a particular month, the value (expressed as a percentage) obtained by multiplying (i) 100 by (ii) the quotient of (x) the Partnership Horsepower divided by (y) the Total Domestic Horsepower.
     “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens for taxes that are not due and payable or that may thereafter be paid without penalty, (iv) Liens securing debt of a transferor that will be released prior to or as of the date of the applicable transfer and (v) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary operation of the Compression Equipment to which the Permitted Liens are attached.
     “Person” has the meaning given such term in the Partnership Agreement.
     “Purchase Agreement” has the meaning given such term in Section 2.4(a).
     “Qualifying Business” has the meaning given such term in Section 2.4(b).
     “Released Exterran Customers” means those customers of the Exterran Entities that are designated as “Released Exterran Customers” pursuant to Section 2.3(h).
     “Released Partnership Customers” means those customers of the Partnership Group that are designated as “Released Partnership Customers” pursuant to Section 2.3(g).
     “Rental Arrangement” means an arrangement requested by a Partnership Customer or Partnership Overlapping Customer that will necessitate an agreement that is materially dissimilar to the Form Compression Services Agreement from a federal income tax treatment perspective (from the Partnership’s perspective) and that may be offered to an Exterran Entity pursuant to Section 2.7.
     “Retained Assets” means the assets and investments owned by Exterran or any of its Affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to a particular contribution agreement.
     “Services” has the meaning given such term in Section 3.1(a).
     “Site” means the specific geographic site at which a particular item of Compression Equipment engaged in Competitive Services is being utilized, as further specified by the customer contract, or any schedule thereto, pursuant to which such Competitive Services are being provided.
     “Subsidiary” has the meaning given such term in the Partnership Agreement.
     “Total Domestic Horsepower” means, with respect to a particular month, the sum of the USCSB Horsepower and the Partnership Horsepower.
     “Transaction” has the meaning given such term in the Recitals.
     “Transferee” means a transferee of Compression Equipment pursuant to Article IV.
     “Transferor” means a transferor of Compression Equipment pursuant to Article IV.
     “USCSB” means the U.S. contract compression services business of any of the Exterran Entities conducted through Exterran’s U.S. Contract Compression Segment, excluding the business of the Partnership Entities.
     “USCSB Horsepower” means, with respect to a particular month, the quotient of (i) the sum of the aggregate amount of Compression Equipment horsepower owned or leased by USCSB (excluding units designated “for sale only” by the Exterran Entities or units owned by USCSB but leased to the Partnership Group), regardless of whether such Compression Equipment is working or idle, on the last day of the month immediately preceding such month and on the last day of such month, divided by (ii) two.
     “Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws which provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.
     “Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
ARTICLE II
NON-COMPETITION AND BUSINESS OPPORTUNITIES
     2.1 Restricted Business.
     (a) Subject to Section 2.10 and except as permitted by Section 2.3, 2.7 or 2.8, each of the Exterran Entities shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities in any Person) Competitive Services to any Partnership Customer, in any state or territory of the United

States (other than on behalf of a member of the Partnership Group) (the “Exterran Restricted Business”).
     (b) Subject to Section 2.10 and except as permitted by Section 2.3, 2.7 or 2.8, each of the Partnership Entities shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities in any Person) Competitive Services to any Exterran Customer, in any state or territory of the United States (other than on behalf of any Exterran Entity) (the “Partnership Restricted Business”).
     2.2 Overlapping Customers.
     (a) Except as otherwise provided in this Section 2.2 and except as permitted by Section 2.3, 2.7 or 2.8, (i) the Exterran Entities shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities of any Person) Competitive Services to a particular Overlapping Customer at the particular Site at which any member of the Partnership Group was providing Competitive Services to such Overlapping Customer on the Effective Date (each, a “Partnership Site”) and (ii) the Partnership Entities shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities of any Person) Competitive Services to a particular Overlapping Customer at the particular Site at which any of the Exterran Entities was providing Competitive Services to such Overlapping Customer on the Effective Date (each, an “Exterran Site”).
     (b) Notwithstanding the foregoing, the Parties agree that in the event that, after the date of this Agreement, an Overlapping Customer requests Competitive Services involving the provision of additional Compression Equipment or additional contract compression services at a Partnership Site or an Exterran Site, whether in addition to or in replacement of Compression Equipment or contract compression services existing at such Site as of the Effective Date, (i) any member of the Partnership Group shall be entitled to provide such Competitive Services if such Overlapping Customer is a Partnership Overlapping Customer and (ii) any Exterran Entity shall be entitled to provide such Competitive Services if such Overlapping Customer is an Exterran Overlapping Customer.
     (c) Except as expressly provided by Sections 2.2(a) or (b), the Parties agree that any offer by any of the Parties hereto to provide Competitive Services to (i) a Partnership Overlapping Customer in any state or territory of the United States shall be made solely on behalf of the Partnership Entities and (b) an Exterran Overlapping Customer in any state or territory of the United States shall be made solely on behalf of the Exterran Entities.
     2.3 Permitted Exceptions. Notwithstanding any provision of Sections 2.1 or 2.2 to the contrary, the Parties may engage in any of the following activities to the extent permitted below:

     (a) The Exterran Entities may engage in any Exterran Restricted Business to any Person with the prior written approval of the Conflicts Committee or in accordance with Section 2.7 or Section 2.8.
     (b) The Exterran Entities may own securities of any class of any member of the Partnership Group.
     (c) The Partnership Entities may engage in any Partnership Restricted Business to any Person with the prior written approval of Exterran or in accordance with Section 2.8.
     (d) The Exterran Entities may purchase and own in the aggregate not more than five percent of any class of securities of any entity engaged in any Exterran Restricted Business (but without otherwise participating in, managing or directing the activities of such entity).
     (e) The Partnership Entities may purchase and own in the aggregate not more than five percent of any class of securities of any entity engaged in any Partnership Restricted Business (but without otherwise participating, managing or directing the activities of such entity).
     (f) If a Partnership Customer (or that customer’s applicable business), on the one hand, and a Exterran Customer (or that customer’s applicable business), on the other hand, merge, consolidate, amalgamate or are otherwise combined, each of the Partnership Entities and the Exterran Entities may continue to provide Competitive Services to the applicable combined entity or business. Upon such an occurrence, Exterran and the Conflicts Committee shall negotiate in good faith, if and to the extent determined in the good faith of Exterran and the Conflicts Committee to be necessary, to implement procedures or such other arrangements to protect the value to each of the Partnership Entities, on the one hand, and the Exterran Entities, on the other hand, of their respective businesses of providing Competitive Services to each such customer or its applicable business, as applicable.
     (g) The Exterran Entities may purchase and own (i) any class of securities in any entity engaged (in whole or in part) in any Exterran Restricted Business or (ii) any business or assets otherwise engaged or deployed in any Exterran Restricted Business; provided, (x) in the good faith judgment of the Board of Directors of Exterran, the aggregate value of the Exterran Restricted Business owned by such entity or otherwise to be acquired by the Exterran Entities shall be less than 50% of the aggregate value of the business and assets owned by such entity or otherwise to be acquired by the Exterran Entities and (y) the Partnership Group is offered the opportunity to acquire the Exterran Restricted Business owned by such entity or otherwise acquired by the Exterran Entities (in each case, the “Acquired Exterran Restricted Business”) in accordance with Section 2.4. During the pendency of the procedures described in Section 2.4, the Exterran Entities shall be entitled to own and operate the Acquired Exterran Restricted Business. In the event that the General Partner (with the approval of the Conflicts Committee) elects not to purchase such Acquired Exterran Restricted Business whether pursuant to Section 2.4(b)(i) or Section 2.4(b)(ii)(B)(2), the Exterran Entities shall be entitled to continue to own and operate the Acquired Exterran Restricted Business and the Competitive Services customers of the Acquired Exterran Restricted Business at the time of the consummation of such acquisition shall no longer be Partnership Customers for purposes of this Agreement, but rather shall be designated “Released Partnership Customers.” Without the prior written approval of the Conflicts Committee, subject to Section 2.10, the Exterran Entities shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities of any Person) Competitive Services to a particular Released Partnership Customer at the particular Site at which the Partnership Group was providing Competitive Services to such Released Partnership Customer on the date of the acquisition by the Exterran Entities of the applicable Exterran Restricted Business pursuant to which such customer was designated a Released Partnership Customer.
     (h) The Partnership Entities may purchase and own (i) any class of securities in any entity engaged (in whole or in part) in any Partnership Restricted Business or (ii) any business or assets otherwise engaged or deployed in any Partnership Restricted Business; provided, (i) in the good faith judgment of the Conflicts Committee, the aggregate value of the Partnership Restricted Business owned by such entity or otherwise to be acquired by the Partnership Entities shall be less than 50% of the aggregate value of the business and assets owned by such entity or otherwise to be acquired by the Partnership Entities and (ii) Exterran is offered the opportunity to acquire the Partnership Restricted Business owned by such entity or otherwise acquired by the Partnership Entities (in each case, the “Acquired Partnership Restricted Business”) in accordance with Section 2.4. During the pendency of the procedures described in Section 2.4, the Partnership Entities shall be entitled to own and operate the Acquired Partnership Restricted Business. In the event that Exterran elects not to purchase such Acquired Partnership Restricted Businesses whether pursuant to Section 2.4(b)(i) or Section 2.4(b)(ii)(B)(2), the Partnership Entities shall be entitled to continue to own and operate the Acquired Partnership Restricted Business and the Competitive Services customers of the Acquired Partnership Restricted Business at the time of the consummation of such acquisition shall no longer be Exterran Customers for purposes of this Agreement, but rather shall be designated “Released Exterran Customers.” Without the prior written approval of Exterran, subject to Section 2.10, the members of the Partnership Group shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities of any Person) Competitive Services to a particular Released Exterran Customer at the particular Site at which Exterran Entities were providing Competitive Services to such Released Exterran Customer on the date of the acquisition by the Partnership Group of the applicable Partnership Restricted Business pursuant to which such customer was designated a Released Exterran Customer.
     (i) If a Partnership Overlapping Customer (or that customer’s applicable business), on the one hand, and an Exterran Overlapping Customer (or that customer’s applicable business), on the other hand, merge, consolidate, amalgamate or are otherwise combined, then, following consummation of such transaction, solely for purposes of providing Competitive Services involving additional Compression Equipment under Section 2.2(b) and offering to provide Competitive Services under Section 2.2(c) and for the purposes of the definition of Partnership Customer and Exterran Customer, the combined entity shall be deemed to be (a) a Partnership Overlapping Customer for continuing and future new business if as of the date of the announcement of such transaction the Partnership Entities provide more Competitive Services (as measured by the total amount of horsepower of Compression Equipment utilized in the provision of such Competitive Services on that date of announcement) to such combined entity than are provided by the Exterran Entities and (b) an Exterran Overlapping Customer for continuing and future new business if as of the date of the announcement of such transaction the Exterran Entities provide more Competitive Services (as measured by the total amount of horsepower of Compression Equipment utilized in the provision of such Competitive Services on that date of announcement) to such combined entity than are provided by the Partnership Entities; provided, however, that the provisions of Section 2.2(a) shall continue to apply to any Partnership Site or Exterran Site relating to such newly combined Overlapping Customer on the date of closing of such transaction.
     2.4 Restricted Business Procedures.
     (a) Within 30 days following the consummation of the acquisition of an Acquired Exterran Restricted Business or an Acquired Partnership Restricted Business by an Exterran Entity or a Partnership Entity, as the case may be (in each such case such acquiring Person shall be referred to as an “Acquiring Party”), the Acquiring Party shall notify in writing (x) the Partnership, if the Acquiring Party is a Exterran Entity or (y) Exterran, if the Acquiring Party is a Partnership Entity, of such acquisition. The Person that is so notified shall be referred to herein as the “Offeree.” Such notice shall include an offer (the “Offer”) by the Acquiring Party to sell the Acquired Exterran Restricted Business or the Acquired Partnership Restricted Business, as the case may be (the “Offered Assets”), to the Offeree, together with a proposed definitive agreement to effectuate the purchase and sale of the Offered Assets (the “Purchase Agreement”). The Offer shall set forth the Acquiring Party’s proposed terms relating to the sale of the Offered Assets to the Offeree, including the purchase price, any liabilities to be assumed by the Offeree as part of the Offer and the other terms of the Offer; provided, that the representations and warranties regarding the Offered Assets and the indemnification provision contained in the Purchase Agreement shall be substantially consistent with the terms contained in the definitive purchase agreement pursuant to which the Acquiring Party acquired the Offered Assets or the entity that owned the Offered Assets, subject to such adjustments that the Acquiring Party reasonably determines are necessary to reflect the differences in the transaction.
     (b) As soon as practicable after the Offer is made, the Acquiring Party will deliver to the Offeree all information prepared by or on behalf of or in the possession of such Acquiring Party relating to the Offered Assets and reasonably requested by the Offeree. As soon as practicable, but in any event, within 60 days after receipt of the notification called for in Section 2.4(a), the Offeree shall notify the Acquiring Party in writing that either:

     (i) the Offeree (with the concurrence of the Conflicts Committee if the Offeree is the Partnership) has elected not to purchase (or not to cause any of its Subsidiaries to purchase) any of such Offered Assets; or
     (ii) the Offeree (with the concurrence of the Conflicts Committee if the Offeree is the Partnership) has elected to purchase (or to cause any of its Subsidiaries to purchase) all of such Offered Assets; provided, that if the Offeree is the Partnership, and in the opinion of outside counsel to the Partnership Entities, less than 90% of the gross income from the operations of such Offered Assets consists of “qualifying income” under Section 7704 of the Code (such portion of such Offered Assets that does not so qualify being referred to herein as the “Non-Qualifying Business”), then the Partnership (with the concurrence of the Conflicts Committee) may condition its obligation to purchase the Non-Qualifying Business (but not the portion of the Offered Assets that do not constitute the Non-Qualifying Business (the “Qualifying Business”)) on the conversion of the agreements pursuant to which the Non-Qualifying Business provides Competitive Services to its customers to agreements substantively similar to the Form Compression Services Agreement from a federal income tax treatment perspective (from the Partnership’s perspective) and otherwise having substantially the same economic terms as the agreements being converted (the “Conversion Condition”); provided further, that in such event, each of the Exterran Entities and the Partnership Entities shall use commercially reasonable efforts to satisfy the Conversion Condition as soon as commercially practicable. If the Offeree elects to purchase the Offered Assets, the following procedures shall be followed:
     A. After the receipt of the Offer by the Offeree, the Acquiring Party and the Offeree shall negotiate in good faith the fair market value of the Offered Assets that are subject to the Offer (including the specific fair market value of any Offered Assets that constitute a Non-Qualifying Business) and the other terms of the Offer on which the Offered Assets will be sold to the Offeree. If the Acquiring Party and the Offeree agree (with the concurrence of the Conflicts Committee) on the fair market value of the Offered Assets that are subject to the Offer and the other terms of the Offer during the 30-day period (the “Offer Period”) after receipt by the Acquiring Party of the Offeree’s election to purchase (or to cause any Subsidiary of the Offeree to purchase) the Offered Assets, the Offeree shall purchase (or cause any of its Subsidiaries to purchase) and the Acquiring Party shall sell the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached, which obligation may require such parties to consummate the purchase and sale of the Qualifying Business prior to satisfaction of the Conversion Condition.
     B. If the Acquiring Party and the Offeree are unable to agree on the fair market value of the Offered Assets that are subject to the Offer or on any other terms of the Offer during the Offer Period, the Acquiring

Party and the Offeree will engage an independent investment banking firm prior to the end of the Offer Period to determine the fair market value of the Offered Assets (including the specific fair market value of any Offered Assets that constitute a Non-Qualifying Business) and/or the other terms on which the Acquiring Party and the Offeree are unable to agree. In determining the fair market value and other terms on which the Offered Assets are to be sold, the investment banking firm will have access to the proposed sale and purchase values and terms for the Offer submitted by the Acquiring Party and the Offeree, respectively, and to all information prepared by or on behalf of the Acquiring Party relating to the Offered Assets and reasonably requested by the investment banking firm. In determining the terms on which the Offered Assets are to be sold (other than the fair market value of the Offered Assets), the investment banking firm shall give substantial weight to the terms contained in the definitive purchase agreement pursuant to which the Acquiring Party acquired the Offered Assets or the entity that owned the Offered Assets. Such investment banking firm will determine the fair market value of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree within 60 days of its engagement and furnish the Acquiring Party and the Offeree its determination. The fees and expenses of the investment banking firm will be divided equally between the Acquiring Party and the Offeree. Upon receipt of such determination, the Offeree will have the option, but not the obligation, to (with the concurrence of the Conflicts Committee if the Offeree is the Partnership):
     1. purchase the Offered Assets on such terms as determined above; or
     2. elect not to purchase such Offered Assets.
If the Offeree elects to so purchase the Offered Assets, the Offeree shall purchase (or cause any of its Subsidiaries to purchase) and the Acquiring Party shall sell the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached, which obligation may require such parties to consummate the purchase and sale of the Qualifying Business prior to satisfaction of the Conversion Condition.
     2.5 Scope of the Prohibition. Except as provided in this Article II, each of the Parties shall be free to engage (whether directly or through the acquisition of or investment in equity or debt interests in any Person) in any business activity whatsoever, including those that may be in direct competition with any of the other Parties.
     2.6 New Customers. The Parties agree that any offer by any of the Parties hereto to provide Competitive Services to New Customers in any state or territory of the United States shall be first made on behalf of the Partnership Entities and shall include an offer to provide such Competitive Services under an agreement substantially in the form of the Form Compression

Services Agreement. If the New Customer is unwilling to enter into an agreement with a Partnership Entity that is substantively similar to the Form Compression Services Agreement from a federal income tax treatment perspective (from the Partnership’s perspective), an Exterran Entity may enter into an agreement to provide Competitive Services to such New Customer for its own account provided that any agreement between such Exterran Entity and such New Customer is not substantively similar to the Form Compression Services Agreement from a federal income tax treatment perspective (from the Partnership’s perspective). If a New Customer enters into an agreement with a member of the Partnership Group for Competitive Services, then such New Customer will then constitute a Partnership Customer for the purposes of this Agreement and if, in accordance with this Section 2.6, a New Customer enters into an agreement with an Exterran Entity for Competitive Services, then such New Customer will then constitute an Exterran Customer for the purposes of this Agreement.
     2.7 Rental Arrangements. If a Partnership Customer or Partnership Overlapping Customer is unwilling to enter into an agreement that is substantively similar to the Form Compression Services Agreement from a federal income tax treatment perspective (from the Partnership’s perspective), whether with respect to a Site, a region or otherwise, an Exterran Entity may (with the Partnership’s consent) enter into a Rental Arrangement to provide Competitive Services to such Partnership Customer or Partnership Overlapping Customer for its own account. A Partnership Customer or Partnership Overlapping Customer shall remain a Partnership Customer or Partnership Overlapping Customer for the purposes of this Agreement even if it enters into a Rental Arrangement with an Exterran Entity for Competitive Services in accordance with this Section 2.7.
     2.8 Lease Takeover Arrangements. If a Partnership Customer or Partnership Overlapping Customer (or that customer’s applicable business) and an Exterran Customer or Exterran Overlapping Customer (or that customer’s applicable business) enter into an arrangement whereby one assigns or otherwise disposes of certain mineral leasehold interests to the other or to a New Customer for whom Competitive Services are provided by a Partnership Entity or an Exterran Entity, respectively (a “Lease Takeover Arrangement”), the Competitive Services shall continue to be provided by the Partnership Entity or Exterran Entity that had provided the Competitive Services to the assignor at the relevant Site(s). Notwithstanding the provision of Competitive Services by an Exterran Entity to a customer as a result of a Lease Takeover Arrangement, if the assignee would qualify as a new customer but for the Lease Takeover Arrangement, then that assignee shall be deemed a New Customer for purposes of Section 2.6 with respect to the first Competitive Services provided that are not a result of a Lease Takeover Arrangement.
     2.9 Enforcement. Each Party agrees and acknowledges that the other Parties hereto do not have an adequate remedy at law for the breach by such Party of the covenants and agreements set forth in this Article II, and that any breach by such Party of the covenants and agreements set forth in this Article II would result in irreparable harm to the other Parties hereto. Each Party further agrees and acknowledges that the other Parties hereto may, in addition to the other remedies that may be available to the other Parties hereto, file a suit in equity to enjoin such Party from such breach, and consents to the issuance of injunctive relief under this Agreement.

     2.10 Termination. Unless this Agreement has otherwise terminated pursuant to Section 8.4, this Article II shall terminate on the third anniversary of the Effective Date. In addition, unless this Agreement has otherwise been terminated pursuant to Section 8.4 or this Article II has otherwise been terminated pursuant to the first sentence of this Section 2.10, Sections 2.1, 2.2, 2.3, 2.4 and 2.6 shall terminate upon a Change of Control of Exterran. Unless this Agreement has otherwise terminated pursuant to Section 8.4 or this Article II has terminated pursuant to the first sentence of this Section 2.10, and in the event that Sections 2.1, 2.2, 2.3, 2.4 and 2.6 terminate pursuant to the immediately preceding sentence, without the prior written approval of the Conflicts Committee, the Exterran Entities shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities of any Person) Competitive Services to a particular Partnership Customer at the particular Site at which the Partnership Group was providing Competitive Services to such Partnership Customer on the date of the Change of Control of Exterran.
ARTICLE III
SERVICES
     3.1 Provision, Allocation and Reimbursement for Services
     (a) Subject to Article V, the Exterran Entities shall, upon the reasonable request of the General Partner, provide the Partnership Group with all personnel and services reasonably necessary to run the business of the Partnership Group, which services may include, without limitation, those services set forth on Schedule 3.1(a) (collectively, the “Services”). For the avoidance of doubt, the Services shall not include the services described on Schedule 3.1(b). These Services shall be substantially similar in nature to the services of such type previously provided by the Exterran Entities in connection with their management and operation of the Partnership Assets and any other assets of a similar nature directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group, in each case during the 12-month period prior to such transfer.
     (b) The Exterran Entities shall provide the Services to the Partnership Group in a manner that is in the good faith judgment of Exterran commercially reasonable; provided, that for so long as the Exterran Entities exercise at least the same degree of care, skill and prudence in providing the Services as customarily exercised by it for its own operation of the USCSB, then Exterran will be deemed to have provided such Services in a commercially reasonable manner. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, THE EXTERRAN ENTITIES MAKE NO (AND HEREBY DISCLAIM AND NEGATE ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES. IN NO EVENT SHALL ANY EXTERRAN ENTITY OR ANY OF THEIR AFFILIATES BE LIABLE TO ANY MEMBER OF THE PARTNERSHIP GROUP OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF THE SERVICES, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICES, ITS

AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT.
     (c) Any Direct Compression Equipment Costs and Expenses, any Direct Leased Compression Equipment Capitalizable Costs where a member of the Partnership Group is the Transferor pursuant to Section 4.2(b)(ii) and any Direct Leased Compression Equipment Expenses where a member of the Partnership Group is the Transferee pursuant to Section 4.2(b)(ii), in each case that are incurred by any Exterran Entity in connection with providing the Services shall be allocated to the Partnership at the actual cost to the applicable Exterran Entity providing such Services.
     (d) The General Partner shall be entitled to allocate to the Partnership any costs and expenses (other than Direct Compression Equipment Costs and Expenses) incurred by any Exterran Entity in connection with providing the Services on any reasonable basis determined by the General Partner. In the event that such Services are associated with Exterran’s operation of both of the businesses of the USCSB and the Partnership Group, including, without limitation, general and administrative functions, such reasonable basis may include, at the election of the General Partner, allocating a portion of such costs and expenses incurred during a particular period to the Partnership on a pro rata basis based on the Partnership Group’s Percentage Interest.
     (e) Subject to Section 3.2, the Partnership Group hereby agrees to reimburse the Exterran Entities for all costs and expenses allocated to the Partnership Group in accordance with the manners set forth in Sections 3.1(c) and (d).
     3.2 Limitations on Reimbursement.
     (a) Notwithstanding Section 3.1, the amount that the Exterran Entities are entitled to receive from the Partnership Group pursuant to Section 3.1 for selling, general and administrative costs during any particular quarter commencing with the quarter in which the Transaction is consummated during the Limit Period shall not exceed $7.6 million (the “SG&A Limit”); provided, that with respect to the quarter during which the Transaction is consummated, it means the sum of (i) the product of $6.0 million multiplied by a fraction of which the numerator is the number of days in such period prior to consummation of the Transaction and of which the denominator is 91 or 92 as applicable and (ii) the product of $7.6 million multiplied by a fraction of which the numerator is the number of days in such period on and after consummation of the Transaction and of which the denominator is 91 or 92 as applicable. The SG&A Limit shall be reduced by any cash selling, general and administrative costs incurred directly by the Partnership Group during the applicable period. In the event that during the Limit Period the Partnership Group makes any additional acquisitions of assets or businesses or the business of the Partnership Group otherwise expands after consummation of the Transaction, then the Parties shall negotiate in good faith any appropriate increase in the SG&A Limit in order to account for any adjustments in the nature and extent of the selling, general and administrative services provided by the Exterran Entities to the Partnership Group, with any such increase in the SG&A Limit subject to the approval of the Conflicts Committee.

     (b) Notwithstanding Section 3.1, the amount that the Exterran Entities are entitled to receive from the Partnership Group pursuant to Section 3.1 for Cost of Sales during any particular quarter during the Limit Period shall not exceed $21.75 times the Average Horsepower of the Partnership Group during such quarter (the “Cost of Sales Limit”). The Cost of Sales Limit shall be reduced by any Cost of Sales incurred directly by the Partnership Group during the applicable period. In the event that during the Limit Period the Partnership Group makes any additional acquisitions of assets or businesses or the business of the Partnership Group otherwise expands after the Effective Date, then the Parties shall negotiate in good faith any appropriate increase in the Cost of Sales Limit in order to account for any adjustments in the Cost of Sales of the Partnership Group (on a per horsepower basis) as a result of such acquisition or expansion, with any such increase in the Cost of Sales Limit subject to the approval of the Conflicts Committee.
ARTICLE IV
COMPRESSION EQUIPMENT TRANSFERS
     4.1 Transfer Mechanics
     (a) In the event that Exterran determines in good faith that there exists a need on the part of the CCSB or on the part of the Partnership Group to transfer Compression Equipment between the Exterran Entities, on the one hand, and the Partnership Group, on the other hand, to meet the compression services obligations of either of the CCSB or the Partnership Group, such Compression Equipment shall be so transferred (or, to the extent provided in Section 4.2, leased), at the election of Exterran, from a member of the Exterran Entities to a member of the Partnership Group, or from a member of the Partnership Group to a member of the Exterran Entities, as the case may be, or exchanged in a like-kind exchange; provided, that all of the following conditions are satisfied with respect to such transfer, exchange or lease (each such transfer, exchange or lease for the purposes of this Article IV, unless set forth otherwise, a “transfer”) at the Effective Time (as defined below) of such transfer:
     (i) Except as provided in Section 4.2 in respect of Compression Equipment that is leased, such transfer will constitute a valid and absolute transfer (each such transfer, as the case may be, constituting a “true sale” for bankruptcy law purposes) of all right, title and interest of the Transferor in, to and under the transferred Compression Equipment, free and clear of any Liens except for any Liens created by the Transferee and any Permitted Liens;
     (ii) Such transfer will not conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Transferor or the Transferee, or any material term of any indenture, agreement, mortgage, deed of trust, derivative instrument or other instrument to which the Transferor or Transferee or any of their respective subsidiaries is a party or by which either of them is bound, or result in the creation or imposition of any Lien upon any of their respective properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, derivative instrument or other instrument, or violate any law or any order, rule, or regulation applicable to the Transferor or Transferee or any of their respective subsidiaries of any court or of any federal or state regulatory body, administrative agency, or other governmental authority having jurisdiction over either of them or any of their respective properties;
     (iii) Except as otherwise provided in this Article IV, such transfer will not cause any member of the Partnership Group to suffer a loss of revenue under any existing customer contract for Competitive Services or to incur any material liabilities not reimbursed by the Exterran Entities; and
     (iv) The Compression Equipment will be transferred in a condition appropriate for the Transferee’s anticipated commercial use of such Compression Equipment; provided, that such anticipated commercial use shall be consistent with such equipment’s historical use; provided further, that (A) any repairs or modifications, or any costs associated therewith, required to make such Compression Equipment appropriate for the Transferee’s anticipated commercial use of such Compression Equipment shall be the obligation of the Transferor and (B) the Transferee shall have communicated its anticipated commercial use of such Compression Equipment to the Transferor at least ten (10) Business Days prior to the anticipated date of such transfer, failing which, the Transferor may transfer the Compression Equipment in its then current condition.
In connection with each proposed transfer, each of the Transferee and the Transferor will use their respective commercially reasonable efforts to cause the conditions set forth above to be satisfied as of the Effective Time (as defined below).
     (b) All transfers of Compression Equipment pursuant to this Section 4.1 shall be deemed to take place at 12:01 a.m. on the date of transfer (the “Effective Time”) and shall include all of the following assets, rights and properties of the Transferor with respect to such transferred Compression Equipment; provided, that with respect to transfers that are effected under a lease pursuant to Section 4.2, the following assets, rights and properties shall be so transferred to the extent provided for in, and not inconsistent with, the relevant lease agreement, and except as provided below:
     (i) All Transferor-owned appliances, parts, instruments, machinery, accessories and other equipment attached or installed thereto;
     (ii) The rights of the Transferor under all permits relating exclusively to such Compression Equipment, to the extent that such permits are transferable and the transfer of which is authorized or consented to by any third parties required to make such transfer effective as to third parties;
     (iii) Except in the case of a lease, all warranties and guarantees, if any, express or implied, existing for the benefit of the Transferor in connection with such Compression Equipment to the extent assignable;

     (iv) Except in the case of a lease, any fuels, lubricants and maintenance supplies exclusively related to such Compression Equipment;
     (v) Except in the case of a lease, all vendor information, catalogs, technical information, specifications, designs, drawings and maintenance records related to such Compression Equipment and to which the Transferor has ready access without undue effort; and
     (vi) Except in the case of a lease, all rights, claims or choses in action of the Transferor against any Person relating exclusively to such Compression Equipment.
     (c) Except as provided in Section 4.2 in respect of Compression Equipment that is leased, on the date of any transfer of Compression Equipment, the Transferor shall deliver or cause to be delivered to the Transferee the following:
     (i) A general conveyance or bill of sale in the form of the Form Bill of Sale or the Form Like-Kind Exchange Bill of Sale transferring to Transferee, as of the Effective Time, good, marketable and indefeasible title to all of the tangible personal property contemplated by Section 4.2(b) and included in the transferred Compression Equipment, free and clear of any Liens, except for any Liens created by the Transferee and except for Permitted Liens;
     (ii) All appropriate documents for the assignment as of the Effective Time of the Transferor’s rights under the permits referred to in Section 4.1(b)(ii), together with all consents of third parties required to make such assignments effective as to such third parties; and
     (iii) Such other instruments of transfer and assignment in respect of the transferred Compression Equipment as the Transferee shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.
     4.2 Settlement; Appraised Value
     (a) Prior to the Effective Time of any transfer pursuant to Section 4.1, the Partnership Group and Exterran will determine the aggregate Appraised Value of the Compression Equipment to be so transferred.
     (b) In consideration for such transfer, the Transferee, at its discretion (subject to the provisos of Sections 4.2(b)(ii) and (iii) and subject to Sections 4.2(b) and (c)), shall take any one or more of the following actions prior to or contemporaneously with the Effective Time of such transfer:
     (i) Transfer Compression Equipment to the Transferor of equal or greater Appraised Value than the Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to

Section 4.1 (provided, that if such Compression Equipment is of greater Appraised Value than the Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1, such excess Appraised Value shall be deemed to be a transfer of Compression Equipment with a value equal to such excess Appraised Value and Transferor shall be required to take one or more of the actions contemplated by this Section 4.2(b) in consideration for such excess Appraised Value) in accordance with this Article IV;
     (ii) Execute and deliver a lease agreement substantially in the form of the Form Lease Agreement pursuant to which the Transferee agrees to lease from the Transferor the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1, which lease agreement shall be counter-signed by the Transferor (provided, however, that the ability of the Transferee to execute and deliver such a lease may be limited in the sole discretion of Exterran, to the extent that an Exterran Entity is the Transferor, or in the sole discretion of the Conflicts Committee, to the extent that a member of the Partnership Group is the Transferor); or
     (iii) Deliver to the Transferor cash (or an obligation to make payment in cash no later than the end of the fiscal quarter in which the transfer is effected) in the amount of the aggregate Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1 (provided, however, that the ability of the Transferee to make such a payment may be limited in the sole discretion of Exterran, to the extent that an Exterran Entity is the Transferor, or in the sole discretion of the Conflicts Committee, to the extent that a member of the Partnership Group is the Transferor).
     (c) In the event that the Transferee cannot through the use of its commercially reasonable efforts provide adequate consideration to the Transferor for Compression Equipment to be transferred in any of the manners set forth in Section 4.2(b), then no such transfer pursuant to the terms of this Article IV shall occur.
     (d) Notwithstanding Section 4.2(b), if the Transferor is a member of the Partnership Group, the Transferee shall not be entitled to take the actions contemplated by Section 4.2(b)(ii) if such action would cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. In such event, if compliance by Exterran with Sections 4.2(i) or (iii) is not commercially practicable, the Partnership and Exterran shall negotiate in good faith to reach agreement on another manner in which to reimburse the Partnership for such Compression Equipment; provided, that the final terms of such reimbursement shall be approved by the Conflicts Committee.
     4.3 [Reserved].
     4.4 Like-Kind Exchange Treatment. Each Party agrees to cooperate to the extent reasonably necessary to allow the other, if the other so desires, to treat the transactions contemplated by Section 4.1(b) as a like-kind exchange under Section 1031 of the Code, and relevant Treasury regulations and/or under relevant state law provisions, if any. Any Party seeking such treatment acknowledges that it has consulted or will consult with independent tax counsel regarding the applicability and benefits/detriments of such treatment and in no way has relied upon any representations of the other party regarding the same.
     4.5 Other Sales Permitted. Nothing otherwise set forth in this Article IV shall be deemed to preclude any of the Exterran Entities and any member of the Partnership Group from negotiating or consummating at any time the purchase and sale of newly fabricated Compression Equipment, existing Compression Equipment or all or any part of the USCSB; provided, however, that such negotiations or purchase and sale shall be conducted pursuant to the terms and procedures then mutually agreed upon by Exterran and the General Partner or the Conflicts Committee, as applicable.
     4.6 Termination. Unless this Agreement has otherwise terminated pursuant to Section 8.4, this Article IV shall terminate on the third anniversary of the Effective Date.
     4.7 Proration of Ad Valorem Taxes. Ad valorem taxes relating to the ownership of Compression Equipment transferred pursuant to Section 4.1 shall be prorated on a daily basis between the Exterran Entities and the Partnership Group with the Exterran Entities and the Partnership Group responsible for the prorated portion of such taxes for the period (for purposes of this Section 4.7, “period” means the period beginning on the assessment date for ad valorem taxes through the day before the next assessment date for such taxes) of their respective ownership of such transferred Compression Equipment. As between the Exterran Entities and the Partnership Group, the party that receives the ad valorem tax billing (the “Billed Party”) shall provide a copy of such billing to the other party together with a calculation of the prorated ad valorem taxes owed by each party. The party that did not receive the ad valorem tax billing shall pay its prorated portion of the ad valorem taxes to the Billed Party prior to the due date of such taxes and the Billed Party shall be responsible for the timely payment of the ad valorem taxes to the taxing authorities.
ARTICLE V
NEWLY FABRICATED COMPRESSION EQUIPMENT PURCHASES
  The Parties hereby acknowledge that none of the Exterran Entities is under any obligation to offer or sell to any member of the Partnership Group newly fabricated Compression Equipment and no member of the Partnership Group is under any obligation to purchase from any of the Exterran Entities newly fabricated Compression Equipment; provided, that in the event that the General Partner and Exterran mutually agree to enter into, or cause their respective Affiliates to enter into, a purchase and sale agreement for the purchase and sale of newly fabricated Compression Equipment, (i) such purchase and sale shall be subject to the standard terms and conditions then utilized by the Exterran Entities for purchases and sales of newly fabricated Compression Equipment and (ii) any member of the Partnership Group shall be permitted to purchase such Compression Equipment for a price that is not more than the Fabricated Cost of such Compression Equipment plus the Fixed Margin Amount.

ARTICLE VI
LICENSE
     6.1 Grant of License. Subject to the terms and conditions herein, Licensor hereby grants to Licensees the right and license to use the Marks solely in connection with the Licensees’ businesses and the services performed therewith within the United States during the term of this Agreement.
     6.2 Restrictions on Marks. In order to ensure the quality of uses under the Marks, and to protect the goodwill of the Marks, Licensees agree as follows:
     (a) Licensees will use the Marks only in accordance with such quality standards and specifications as may be established by Licensor and communicated to Licensees from time to time, it being understood that Licensor has evaluated Licensees’ businesses and services and determined that they are of a quality that justifies this grant of a license. Licensees recognize the substantial goodwill associated with the Marks and will not permit the quality of the businesses or services with which Licensees use the Marks to deteriorate so as to affect adversely the goodwill associated with the Marks. Licensees will not cause any action, or permit or fail to prevent any action by Licensees’ affiliates or any other party under Licensees’ control, that is deemed to injure, harm or dilute the distinctiveness or goodwill of the Marks.
     (b) Licensees will only use the Marks in formats approved by Licensor and only in strict association with Licensees’ businesses and the services performed therewith;
     (c) Prior to publishing any new format or appearance of the Marks or any new advertising or promotional materials that incorporate the Marks, Licensees shall first provide such format, appearance or materials to Licensor for its approval. If Licensor does not inform Licensees in writing within fourteen (14) days from the date of the receipt of such new format, appearance, or materials that such new format, appearance, or materials is unacceptable, then such new format, appearance or materials shall be deemed to be acceptable and approved by Licensor. Licensor may withhold approval of any proposed changes to the format, appearance or materials which Licensees propose to use in Licensor’s sole discretion; and
     (d) Licensees shall not use any other trademarks, service marks, trade names or logos in connection with the Marks.
     6.3 Ownership. Licensor shall own all right, title and interest, including all goodwill relating thereto, in and to the Marks, and all trademark rights embodied therein shall at all times be solely vested in Licensor. Licensees have no right, title, interest or claim of ownership in the Marks, except for the licenses granted in this Agreement. All use of the Marks shall inure to the benefit of Licensor. Licensees agree that they will not attack the title of Licensor in and to the Marks.
     6.4 Confidentiality. The Licensees shall maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensor and in the materials supplied hereunder in connection with the license of the Marks, whether in writing or orally and whether or not marked as confidential. Such confidential information includes, but is not limited to, algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like. In furtherance of the foregoing confidentiality obligation, Licensees shall limit disclosure of such confidential information to those of their employees, contractors or agents having a need to access the confidential information for the purpose of exercising rights granted hereunder.
     6.5 Estoppel. Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon Licensees (a) any license or other right under the intellectual property rights of Licensor other than the license granted herein to the Marks as set forth expressly herein or (b) any license rights other than those expressly granted herein.
     6.6 Warranties; Disclaimers.
     (a) The Licensor represents and warrants that (i) it owns and has the right to license the Marks licensed under this Agreement and (ii) the Marks do not infringe upon the rights of any third parties.
     (b) EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS DESCRIBED IN SECTION 6.6(a), LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SUBJECT MATTER HEREOF, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER ANY LICENSEE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.
     6.7 In the Event of Termination. In the event of termination of this Agreement pursuant to Section 8.4 or otherwise, the Licensees’ right to utilize or possess the Marks licensed under this Agreement shall automatically cease, and concurrently with such termination of this Agreement, the Licensees shall (i) cease all use of the Marks and shall adopt new trademarks, service marks, and trade names that are not confusingly similar to the Marks and (ii) no later than ninety (90) days following the termination of this Agreement, the General Partner shall have caused each of the Partnership Entities to change its legal name so that there is no longer any reference therein to the name “Universal Compression,” “Exterran,” “Hanover,” any name or d/b/a then used by any Exterran Entity or any variation, derivation or abbreviation thereof, and in connection therewith, the General Partner shall cause each such Partnership Entity to make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its Organizational Documents by such date.

ARTICLE VII
INDEMNIFICATION
     7.1 Environmental Indemnification.
     (a) Subject to Section 7.3, Exterran shall indemnify, defend and hold harmless the Partnership Group from and against any environmental claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:
     (i) any violation of Environmental Laws associated with the ownership or operation of the Partnership Assets; or
     (ii) any event or condition associated with ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the disposal or release of Hazardous Substances generated by operation of the Partnership Assets) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program and (C) the cost and expense for any environmental pre-trial, trial, or appellate legal or litigation support work; provided, in the case of clauses (A) and (B) such cost and expense shall not included the costs of and associated with project management and soil and ground water monitoring;
but only to the extent that such violation complained of under Section 7.1(a)(i) or such events or conditions included under Section 7.1(a)(ii) occurred before the applicable Closing Date with respect to such Partnership Assets (collectively, “Covered Environmental Losses”).
     (b) The Partnership Group shall indemnify, defend and hold harmless Exterran and its Affiliates from and against any Covered Environmental Losses suffered or incurred by Exterran and its Affiliates relating to the Partnership Assets occurring on or after the applicable Closing Date, except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 7.1(a), and unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.
     (c) Except for claims for Covered Environmental Losses made before the third anniversary of the applicable Closing Date, which shall not terminate, all indemnification obligations in this Section 7.1 shall terminate on the third anniversary of the applicable Closing Date.
     7.2 Additional Indemnification.
     (a) In addition to and not in limitation of the indemnification provided under Section 7.1(a), subject to Section 7.3 and except as otherwise set forth in any Exhibit hereto, Exterran shall indemnify, defend and hold harmless the Partnership Group from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group (“Other Losses”) by reason of or arising out of:
     (i) failure to convey good and defensible title to the Partnership Assets to one or more members of the Partnership Group, and such failure render the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner as they were operated by the Exterran Entities immediately prior to the applicable Closing Date with respect to such Partnership Assets;
     (ii) events and conditions associated with the Retained Assets whether occurring before or after the applicable Closing Date; and
     (iii) all federal, state and local income tax liabilities attributable to the operation of the Partnership Assets prior to the applicable Closing Date, including any such income tax liabilities of Exterran that may result from the consummation of the formation transactions for the Partnership Entities;
provided, however, that in the case of clauses (i) and (ii) above, such indemnification obligations shall terminate on the third anniversary of the applicable Closing Date; and that in the case of clause (iii) above, such indemnification obligations shall survive until sixty (60) days after the termination of any applicable statute of limitations.
     (b) In addition to and not in limitation of the indemnification provided under Section 7.1(b) and the Partnership Agreement and except as otherwise set forth in any Exhibit hereto, the Partnership Group shall indemnify, defend and hold harmless Exterran and its Affiliates from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by Exterran and its Affiliates by reason of or arising out of events and conditions associated with the operation of the Partnership Assets and occurring on or after the applicable Closing Date unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

     7.3 Limitations Regarding Indemnification. (a) The aggregate liability of Exterran under Section 7.1(a) shall not exceed $5.0 million.
     (b) No claims may be made against Exterran for indemnification pursuant to Sections 7.1(a) or 7.2(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group or the Partnership Indemnitees exceed $250,000, after such time Exterran shall be liable for the full amount of such claims, subject to the limitations of Section 7.3(a).
     (c) Notwithstanding anything herein to the contrary, in no event shall Exterran have any indemnification obligations under Section 7.1(a) for claims made as a result of additions to or modifications of Environmental Laws promulgated after the applicable Closing Date with respect to a particular Partnership Asset.
     7.4 Indemnification Procedures
     (a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article VII, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
     (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VII, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.
     (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article VII, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to endeavor to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 7.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
     (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.
     (e) The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.
ARTICLE VIII
MISCELLANEOUS
     8.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.
     8.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8.2.
For notices to any of the Exterran Entities:
16666 Northchase Drive
Houston, Texas 77060

Phone: (281) 836-7000
Fax:   (281) 836-8061
Attention: Chief Financial Officer
For notices to any of the Partnership Entities:
16666 Northchase Drive
Houston, Texas 77060
Phone: (281) 836-7000
Fax:   (281) 836-8061
Attention: Chief Financial Officer
     8.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein, other than the 2009 Contribution Agreement.
     8.4 Termination. This Agreement, other than the provisions set forth in Articles VII and VIII hereof, shall terminate upon a Change of Control of GP LLC, the General Partner or the Partnership, other than any Change of Control of GP LLC, the General Partner or the Partnership deemed to have occurred pursuant to clause (iv) of the definition of Change of Control solely as a result of a Change of Control of Exterran.
     8.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     8.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership and the Operating Company may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     8.7 Assignment; Third Party Beneficiaries. Any Party shall have the right to assign its rights under this Agreement without the consent of any other Party, but no Party shall have the right to assign its obligations under this Agreement without the consent of the other Parties. Subject to the limitations set forth in Section 8.14, each of the Parties hereto specifically intends that each entity comprising the Exterran Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     8.8 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts) with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     8.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     8.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     8.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     8.12 Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     8.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     8.14 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of Exterran, EESLP, GP LLC, the General Partner, the Partnership or the Operating Company or other Person shall have the right, separate and apart from Exterran, EESLP, GP LLC, the General Partner, the Partnership or the Operating Company, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     8.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Exterran Entity or any Partnership Entity.

[Signature pages follow.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

EXTERRAN HOLDINGS, INC.

By:	/s/ Ernie L. Danner

Name:	Ernie L. Danner
Title:	President and Chief Executive Officer

EXTERRAN ENERGY SOLUTIONS, L.P.

By:	/s/ Ernie L. Danner

Name:	Ernie L. Danner
Title:	President and Chief Executive Officer

EXTERRAN GP LLC

By:	/s/ David S. Miller

Name:	David S. Miller
Title:	Vice President and Chief Financial Officer

EXTERRAN GENERAL PARTNER, L.P.

By:	Exterran GP LLC,
its general partner

By:	/s/ David S. Miller

Name:	David S. Miller
Title:	Vice President and Chief Financial Officer
Signature Page — Omnibus Agreement

EXTERRAN PARTNERS, L.P.

By:	Exterran General Partner, L.P.,
its general partner

By:	Exterran GP LLC,
its general partner

By:	/s/ David S. Miller

Name:	David S. Miller
Title:	Vice President and Chief Financial Officer

EXLP OPERATING LLC

By:	/s/ David S. Miller

Name:	David S. Miller
Title:	Vice President and Chief Financial Officer
Signature Page — Omnibus Agreement

Schedule 1.1
Fixed Margin Percentage
11.1%
Schedule 1.1

Schedule 3.1(a)
Services
1)	operations,

2)	marketing,

3)	maintenance and repair of Compression Equipment,

4)	periodic overhauls of Compression Equipment,

5)	inventory management,

6)	legal,

7)	accounting,

8)	treasury,

9)	insurance administration and claims processing,

10)	risk management,

11)	health, safety and environmental,

12)	information technology,

13)	human resources,

14)	credit,

15)	collections,

16)	payroll,

17)	internal audit,

18)	taxes,

19)	engineering,

20)	facilities management,

21)	investor relations,

22)	ERP,

23)	training,

24)	executive,

25)	sales, and

26)	business development.
Schedule 3.1(a)

Schedule 3.1(b)
Excluded Services
1.	Fabrication and sale of new Compression Equipment.
Schedule 3.1(b)

Schedule 6.1
Marks
Schedule 6.1

Schedule 6.1

Exhibit 1
FORM ASSIGNMENT AND BILL OF SALE
     For valuable consideration, the receipt of which is hereby acknowledged,                                         , a [place of formation] [entity type] (“Seller”) hereby SELLS, GRANTS, ASSIGNS and TRANSFERS to                                         , a [place of formation] [entity type] (“Purchaser”), effective as of                     , 20___, good, marketable and indefeasible title to all of Seller’s right, title and interest in, to and under the Compression Equipment described on Exhibit A attached hereto and made a part hereof for all purposes, together with all assets, rights and properties related to such Compression Equipment of the sort described in Section 4.2(b) of the Omnibus Agreement (as defined below) (collectively, the “Assets”):
     The Seller, in its name and in the name of its successors and assigns, hereby represents that it has the power and authority to sell or otherwise transfer the Assets in the manner provided in this Assignment and Bill of Sale and that the Assets are free and clear of all Liens, except for any Liens created by Purchaser and except for Permitted Liens. EXCEPT AS EXPRESSLY PROVIDED IN THE OMNIBUS AGREEMENT, THE ASSETS ARE BEING SOLD WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR USE OR MERCHANTIBILITY.
     Seller does hereby bind itself, its successors and assigns, to forever warrant and defend the title to the Assets unto Purchaser, its successors and assigns against the lawful claim or claims of any person whomsoever claiming an interest in the Assets.
     Seller covenants and agrees to execute and deliver to Purchaser all such other additional instruments and other documents and will do all such other acts and things as may be necessary to fully assign to Purchaser, or its successors and assigns, all of the Assets.
     All of the provisions hereof shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of Seller and Purchaser.
     Terms used herein but not defined herein shall have the meanings assigned to such terms in the Second Amended and Restated Omnibus Agreement dated as of [___], 2009 by and among Exterran Holdings, Inc., a Delaware corporation (“Exterran”), Exterran Energy Solutions, L.P., a Delaware limited partnership (“EESLP”), Exterran GP LLC, a Delaware limited liability company formerly named UCO GP, LLC (“GP LLC”), Exterran General Partner, L.P., a Delaware limited partnership formerly named UCO General Partner, L.P. (the “General Partner”), Exterran Partners, L.P., a Delaware limited partnership (the “Partnership”) and EXLP Operating LLC (the “Operating Company”) (the “Omnibus Agreement”).
Exhibit 1-1

     IN WITNESS WHEREOF, Seller has caused this Assignment and Bill of Sale to be executed on                     , ___ 20___.

“SELLER”
[ ]
By:
Name:
Title:

“BUYER”
[ ]

By:
Name:
Title:

Exhibit 1-2

Exhibit 2
FORM COMPRESSION LEASE AGREEMENT
EQUIPMENT MASTER RENTAL AGREEMENT
This Equipment Master Rental Agreement including all Schedule(s), which are hereby incorporated by reference (collectively, this “Agreement”), is made between                      (“Lessor”) and                     , (“Lessee”).
Lessor and Lessee agree as follows:
1. Lease. Subject to and on the terms and conditions set forth in Article IV of the Second Amended and Restated Omnibus Agreement among Exterran Holdings, Inc., Exterran Energy Solutions, L.P., Exterran GP LLC, Exterran General Partner, L.P., Exterran Partners, L.P., and EXLP Operating LLC, as such agreement may be amended, restated, modified, supplemented or replaced (the “Omnibus Agreement”) and herein, Lessee and Lessor may from time to time execute Schedule(s) to this Agreement (each a “Schedule”) and Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, the personal property described and detailed as the “Equipment” on the applicable Schedule. Each Schedule in conjunction with this Agreement shall be deemed to be a separately enforceable lease between Lessee and Lessor with respect to the Equipment specified in such Schedule. Lessee and Lessor each represent and warrant for itself that with respect to this Agreement and each applicable Schedule:
     a. the execution, delivery and performance by each party have been duly authorized by all necessary corporate action;
     b. the individual executing the same was duly authorized to do so; and
     c. each constitutes legal, valid and binding agreements, enforceable in accordance with their terms.
2. Term; Rent; and Equipment Type.
     a. Each applicable Schedule shall set forth the term of the lease and amount of rental payments for the Equipment listed thereon, which Lessee shall pay as set forth on the applicable Schedule. If Lessee fails to pay any rental or other sum when due, Lessee also shall pay to Lessor interest thereon from the due date thereof to the date of payment at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (“Applicable Rate”). All payments by Lessee hereunder shall be payable at the office of Lessor, or at such other place as Lessor may from time to time may designate in writing. It is the intent of the parties that the applicable Schedule shall have a term that is no greater than a whole or fractional month less than 75% of the remaining useful life of the Equipment subject to such Schedule. Notwithstanding the foregoing, Lessor and Lessee may offset any amounts due and owing from the other against any amounts due and owing to the other.
     b. Each applicable Schedule shall set forth the specific Equipment type.
3. Taxes.
     a. Lessee shall be liable for any and all license fees and assessments and all consumption, sales, use, property, excise and other taxes or charges (including any interest and penalties), now or hereafter imposed by any governmental body or agency upon the Equipment or the purchase, ownership, possession, leasing, operation, use, or disposition
Exhibit 2-1

thereof hereunder, or the rentals or other payments hereunder (excluding taxes on or measured by the net income of Lessor) (“Taxes”). In this regard, Lessee shall prepare and file promptly with the appropriate offices any and all Tax and other similar returns required to be filed with respect thereto (sending copies thereof to Lessor) or, if requested by Lessor, notify Lessor of such requirement and furnish Lessor with all information required by Lessor so that it may effect such filing. If such filings shall be made by Lessor, Lessee shall reimburse Lessor for any such Taxes promptly when due.
4. Inspection and Acceptance upon Delivery of Equipment to Lessee and Return of Equipment to Lessor. Within ninety-six (96) hours after delivery of the Equipment to be leased to Lessee under the applicable Schedule, Lessee shall inspect the Equipment. Unless within said ninety-six (96) hour period Lessee notifies Lessor in writing to the contrary stating the details of any defects, Lessee shall be conclusively presumed to have accepted the Equipment in its then condition. If within said ninety-six (96) hour period Lessee notifies Lessor in writing of the unacceptability of the Equipment, Lessee’s obligations to lease the Equipment shall cease forthwith. Except as otherwise provided in the applicable Schedule, upon acceptance of delivery, Lessee assumes the care, custody, supervision and control of the Equipment and of any and all persons or property in the vicinity of the Equipment during the time of delivery, operation and return. Lessee acknowledges that all Equipment rented hereunder and specified in the Schedule(s) is of the size, design and capacity selected for the operating conditions furnished to Lessor by Lessee and is suitable for Lessee’s purposes. Lessee acknowledges that Lessor may not be the manufacturer or supplier of the Equipment and any quotations or recommendations made by Lessor are based on information supplied by Lessee and the manufacturer or supplier of the Equipment. Within five (5) business days after return of Equipment by Lessee to Lessor at its designated yard, Lessor shall inspect such Equipment and notify Lessee of any damage of the Equipment in addition to damage previously reported to Lessee pursuant to Section 7(e) and invoice Lessor for any such damage.
5. Freight. Lessee agrees to bear all of the cost of connecting the Equipment and of disconnecting the Equipment prior to returning the Equipment to Lessor. Except as otherwise provided in the applicable Schedule, all costs of transporting the Equipment from Lessor’s yard to Lessee’s Site described on the applicable Schedule and of transporting the Equipment from such Site back to Lessor’s designated yard will be at Lessee’s sole cost and expense.
6. Insurance. Lessee shall, at Lessee’s sole cost and expense, maintain insurance or Lessor-approved self-insurance in such amounts, against such risks (including, but not limited to, all risk and public liability and property insurance with respect to the Equipment (including, but not limited to, windstorm, flood and earthquake)) from the time of Lessee’s acceptance of the Equipment in accordance with Section 4 until it is returned to the Lessor’s designated yard, with such carriers and in such form as shall be satisfactory to Lessor.
7. Use / Lessee’s Responsibilities. Lessee agrees to use the Equipment in a careful and prudent manner with competent agents, employees or subcontractors in accordance with the specifications, if any, of the manufacturer of the Equipment. If the Equipment is compression equipment, Lessee agrees to pay for damages to the Equipment resulting from free water, excessive condensate or foreign solids, or impurities contained in the gas stream. Lessee further agrees to pay for all damages to the Equipment resulting from abusive use, failure to maintain the Equipment in accordance with this Agreement or from any negligence on the part
Exhibit 2-2

of Lessee, its agents, employees or subcontractors; provided, however, Lessee shall not be liable for such damages to the extent such damages are caused by the acts or omissions of Lessor or its parent company.
     In addition to any Lessee obligations contained elsewhere in this Agreement and within any Schedule hereto, except to the extent any Schedule provides otherwise, Lessee agrees to and shall:
     a. If Lessor is to install the equipment, provide Lessor with authorized ingress and egress to and from the site designated in the applicable Schedule for installation of the Equipment (the “Site”). Should Lessor be denied access to the Site for any reason not reasonably within Lessor’s control, any time lost by Lessor shall be paid for by Lessee on demand, and if not then paid, shall incur interest at the Applicable Rate. To the extent that Lessee has superior knowledge of the Site and access routes to the Site, Lessee must advise Lessor of any conditions or obstructions which Lessor might encounter while en route to the Site. Lessee agrees to maintain the road, if any, and the Site in such a condition that will allow free access and movement to and from the Site in an ordinary highway type vehicle. If because of an attribute of Lessee’s operations, Lessor is required to use any specialized transportation equipment, cranes or other services and supplies, Lessee shall furnish the same at its expense and without cost to Lessor;
     b. Prepare a sound location at the Site adequate in size and capable of properly supporting the Equipment;
     c. Immediately mitigate and repair any stoppage, malfunction or leaks of oil or coolant from the Equipment; and
     d. Return the Equipment in good operating condition, which by way of example, but not exclusion, means free of hydrocarbons, mud, sand and naturally occurring radioactive materials and with castings (e.g. blocks, frames, heads, manifolds, housings, distance pieces, cylinders), shafts (e.g. crankshafts, camshafts, cooler shafts), rods (e.g. connecting rods, piston rods), controls, pumps, scrubbers, bottles, processing piping, header, box, fan and accessories that are not, by way of example, but not exclusion, damaged, rusted or pitted, bent, cracked or inoperable. If the Equipment is not returned in good operating condition, Lessee agrees to pay Lessor such amounts necessary to bring Equipment up to good operating condition upon invoice by Lessor; provided, however, Lessee shall not be liable for such amounts to the extent such damages are caused by the acts or omissions of Lessor or its parent company.
     e. Perform such other obligations set forth in Annex A hereto.
8. Maintenance. Unless otherwise provided in the applicable Schedule or separate written operation and maintenance agreement, including the Omnibus Agreement, Lessee acknowledges that Lessor is providing the Equipment as a “bare rental” and, therefore, Lessor will have no maintenance or inspection obligations with respect to the Equipment.
9. Inspection. Lessor shall have the right at all reasonable times to enter upon the premises where the Equipment may be located for the purpose of inspecting it or observing its use.
10. Title; Personal Property; Encumbrances; Location. Lessee covenants that:
     a. The Equipment is and shall remain personal property and shall not be attached to or become part of any realty;
     b. The Equipment will be installed and used at the Site specified in the applicable Schedule pertaining thereto and that it shall not be removed therefrom without the permission of Lessor;
Exhibit 2-3

     c. That Lessee will not, except as expressly authorized in this Agreement, sell, secrete, mortgage, assign, transfer, lease, sublet, loan part with possession of, or encumber the Equipment or permit any liens or charges to become effective thereon or permit or attempt to do any of the acts aforesaid. Lessee agrees, at Lessee’s own expense, to take such action as may be necessary to remove any such encumbrance, lien or charge and to prevent any third party from acquiring any other interest in the Equipment (including, but not limited to, by reason of such Equipment being deemed to be a fixture or a part of any realty); and
     d. Lessee will not change or remove any insignia, serial number or lettering of the Equipment.
11. Licenses, Permits and Compliance. Lessee shall, at its sole expense;
     a. Comply with all applicable rules and regulations of any federal, provincial, state, county, city, local, municipal or regulatory agency relating to the construction or operation of the Equipment at the Site, or environmental requirements associated therewith (including, but not limited to, air emission, noise and environmental discharges); and
     b. Obtain and maintain throughout the term, or any extension thereof, any and all licenses and/or permit fees assessed as a result of this Agreement or against said Equipment.
12. Waste Disposal. Lessee bears responsibility for disposal of liquids, solid, and hazardous waste discharged by the Equipment at the Site in accordance with federal, state and local environmental rules and regulations.
13. Events of Default; Remedies; Expenses. In the event that:
     a. Lessee shall default in the payment of any installment of rent or other sum payable under this Agreement or default in the observance or performance of any other covenant or agreement in this Agreement and the failure to cure said default within ten (10) days after notice by Lessor;
     b. Lessee shall dissolve, or become insolvent (however evidenced) or bankrupt, make an assignment for the benefit of creditors, suspend the transaction of its usual business or consent to the appointment of a trustee or receiver, or a trustee or a receiver shall be appointed for Lessee or for a substantial part of its property, or bankruptcy, reorganization, insolvency, or similar proceedings shall be instituted by or against Lessee;
     c. an order, judgment, or decree shall be entered against Lessee by a court of competent jurisdiction and such order, judgment or decree shall continue unpaid or unsatisfied and in effect for any period of sixty (60) consecutive days without a stay of execution, or any execution or writ or process shall be issued in connection with any action or proceeding against Lessee or its property whereby all Equipment under the Schedules or any substantial part of Lessee’s property may be taken or restrained;
     d. any indebtedness of Lessee for borrowed money shall become due and payable by acceleration of maturity thereof; or
     e. Lessor shall in good faith believe that the prospect of payment or performance by Lessee is impaired, then and in any such event, Lessor may, by written notice to Lessee:
          (1) Immediately terminate this Agreement and any Schedule then in effect, at its option, and Lessee’s rights thereunder; and/or
          (2) Declare immediately due, and payable all rental installments and other sums hereunder forthwith due and payable whereupon the same shall forthwith become due and payable as liquidated damages and not as a penalty; and/or
Exhibit 2-4

          (3) Proceed by appropriate court action or actions either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Agreement or to recover damages for the breach thereof; and/or
          (4) Without necessity of process or other legal action, enter onto the premises of Lessee or such other premises as the Equipment may then be located and stop the operation of the Equipment and/or take possession of the Equipment, disconnecting and separating the Equipment from any other property and using all force necessary or permitted by applicable law, without Lessor incurring any liability to Lessee or any other person arising out of the taking of any such action. Lessee agrees to and shall indemnify and hold harmless Lessor from any and all claims, losses, damages, causes of action, suits and liabilities of any kind arising in favor of Lessee, or any interest owner that Lessee represents or serves as operator and arising out of or in connection with the stopping of the operation of the Equipment and/or the removal of the Equipment as aforesaid, whether same result from the forfeiture of any oil, gas or mineral lease, damage to a producing reservoir or lease operations, lost production or other event or condition. In addition, Lessee shall continue to be liable for all other indemnities under this Agreement and for all legal fees and other costs and expenses resulting from the foregoing defaults or the exercise of Lessor’s remedies. Lessor shall be entitled to take or retain, by way of offset against any or all amounts due and owing under this Agreement, any assets, tangible or intangible, of Lessee which may then be in the possession of Lessor, its correspondents or agents, wheresoever situated.
14. Indemnity of Lessor.
     a. Lessee is responsible and liable for loss of or damage to Equipment arising between the time of delivery and redelivery of the Equipment and Lessee shall protect, defend, indemnify and hold Lessor harmless from and against any such loss or damage, including, but not limited to, improper operation, improper maintenance (unless Lessor performs maintenance), compression of dirty or wet gas, fire, freezing, theft, windstorm, hailstorm, flood, riot, insurrection or explosion, except to the extent such loss or damage is caused by the acts or omissions of Lessor or its parent company.
     b. Lessee shall protect, defend, indemnify and hold Lessor harmless from and against any loss, damage, liability, suit, expense, cost or claim, however occurring as the result of loss of or damage to property (other than the Equipment), arising between the time of delivery and redelivery of the Equipment, whether such property is owned by Lessee or third party, and for injury to or death of persons, whether Lessee or its employees or third parties, except to the extent such loss or damage is caused by the acts or omissions of Lessor or its parent company.
     c. No Limit. Except as otherwise provided herein, the indemnity obligations in this Agreement shall not be limited to the amount of insurance carried by either party hereto.
     d. Application, Construction and Interpretation. Notwithstanding any provision in this Agreement to the contrary, the parties agree that the indemnities in this Agreement shall be limited to the extent and only to the extent necessary to comply with applicable law and that this Agreement shall be deemed to be amended to the extent necessary to enforce the indemnities herein.
     e. Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM, ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSSES RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, OR ANY EQUIPMENT, INCLUDING, BUT NOT LIMITED TO,
Exhibit 2-5

DAMAGES OR LOSSES FOR LOST PRODUCTION, LOST REVENUE, LOST PRODUCT, LOST PROFITS, LOST BUSINESS OR BUSINESS INTERRUPTIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), ULTRAHAZARDOUS ACTIVITY, STRICT LIABILITY, TORT, BREACH OF CONTRACT, BREACH OF STATUTORY DUTY, BREACH OF ANY SAFETY REQUIREMENT OR REGULATION, OR THE NEGLIGENCE OF ANY PERSON OR PARTY, INCLUDING, BUT NOT LIMITED TO, THE INDEMNIFIED PARTY OR PARTIES AND ITS OR THEIR GROUPS, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE, OR ANY OTHER THEORY OF LEGAL LIABILITY WITHOUT LIMITATION, EXCEPT TO THE EXTENT ANY SUCH RELEASING PARTY ACTUALLY SUFFERS SUCH DAMAGES OR LOSSES TO A THIRD PARTY AND SUCH DAMAGES OR LOSSES ARE OTHERWISE INDEMNIFIABLE UNDER SECTION 14 OF THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE FORGOING RELEASE OF LIABILITY SHALL ALSO EXTEND TO EACH PARTY’S PARENT, SUBSIDIARY, AFFILIATED AND RELATED COMPANIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES.
15. Savings Clause. The parties agree that the indemnities in this Agreement are limited to the extent necessary to comply with applicable state or federal law and that this Agreement shall be deemed to be amended to comply with those laws to the extent their requirements are at variance with any indemnification provisions set forth in this Agreement.
16. Assignment By Lessor. Lessor may assign its rights and delegate its duties under this Agreement. Lessor covenants to Lessee that Lessor is empowered to execute this Agreement. Conditioned upon Lessee’s performing the conditions hereof, Lessee shall peaceably and quietly hold, possess and use the Equipment during the term and any extensions thereof without hindrance. If Lessor assigns the rents reserved herein or all or any of Lessor’s rights hereunder, such assignee’s rights shall be independent of any claim of Lessee against Lessor. Lessee on receiving notice of any such assignment shall abide thereby and make payment as may therein be directed. Following such assignment, the term “Lessor” shall be deemed to include or refer to Lessor’s assignee, except such assignee’s rights shall be independent of any claim of Lessee against Lessor as provided herein.
17. Assignment and Subleasing by Lessee. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 17, LESSEE SHALL NOT, WITHOUT THE PRIOR CONSENT OF LESSOR, ASSIGN, TRANSFER OR ENCUMBER ITS RIGHTS, INTERESTS OR OBLIGATIONS UNDER THIS AGREEMENT. ANY ATTEMPTED ASSIGNMENT, TRANSFER OR ENCUMBRANCE BY LESSEE OF ITS RIGHTS, INTERESTS OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE NULL AND VOID. So long as no material event of default shall have occurred and be continuing, Lessee may, without the consent of Lessor, sublease one or more of the Equipment to any third party or use the Equipment in connection with the provision of contract compression services pursuant to a contract (a “User Contract”). No such subleasing, or use in connection with provision of services, by Lessee will reduce or affect any of the obligations of Lessee hereunder or the rights of Lessor under this Agreement, and all of the obligations of Lessee hereunder shall be and remain primary and shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety.
Exhibit 2-6

18. No Lessor Equipment Warranties. EXCEPT AS OTHERWISE PROVIDED IN THE APPLICABLE SCHEDULE, LESSOR LEASES THE EQUIPMENT TO LESSEE AS-IS AND EXPRESSLY DISCLAIMS AND MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, DESIGN, QUALITY, CAPACITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF OR CONCERNING THE EQUIPMENT, OR ANY WARRANTY THAT THE EQUIPMENT IS FREE OF THE RIGHTFUL CLAIM OF ANY THIRD PERSON BY WAY OF INFRINGEMENT OR THE LIKE, WHETHER PATENT OR TRADEMARK INFRINGEMENT OR OTHERWISE, OR ANY OTHER MATTER, CONCERNING THE EQUIPMENT.
19. Enforceability. If any part hereof is contrary to, prohibited by or deemed invalid under applicable laws or regulations of any jurisdiction, such provision shall be inapplicable and deemed omitted but shall not invalidate the remaining provisions hereof.
20. No Conditional Sale. It is the intention of the parties hereto to hereby create a lease on the Equipment described herein, and not a conditional sale. To provide solely for the eventuality that a court might hold this to be a conditional sale, Lessor hereby retains a purchase money security interest to secure payment of the sales price of the Equipment as determined by such court, and Lessee grants to Lessor all rights given to a secured party under the Uniform Commercial Code of the United States or similar law of the governing jurisdiction, if any other law should govern this Agreement or the Equipment, in addition to Lessor’s other rights hereunder. It is the intention of the parties that the Equipment shall be deemed personal property and that it not be deemed a fixture, even though it may be attached in some manner to realty. To provide solely for the eventuality that a court might also hold the Equipment to be a fixture, the parties state for the purpose of complying with the legal requirements for a financing statement that collateral is or includes fixtures and the Equipment is affixed or is to be affixed to the lands described in the applicable Schedule(s).
21. Alterations. Except as required or permitted by this Agreement, and subject to this Section 21, Lessee shall not modify or alter the Equipment without the prior approval of Lessor.
22. Miscellaneous.
     a. No representation, covenant or condition of this Agreement can be waived or changed except by the written consent of both parties. Forbearance or indulgence by Lessor in any regard whatsoever shall not constitute a waiver or change of the representation, covenant or condition to be performed by Lessee to which the same may apply, and until complete performance by Lessee of said covenant or condition, Lessor shall be entitled to invoke any remedy available to Lessor under this Agreement or by law or equity despite said forbearance or indulgence. Waiver of any defaults shall not waive any other default.
     b. The language governing this Agreement shall be in English, any translation thereof into other languages shall not have any legal effect.
     c. Service of all notices under this Agreement shall be sufficient if mailed to the party involved at its respective address on file with the other party. Any such notices mailed to such address shall be effective when deposited in the mail, duly addressed and with postage prepaid, or delivered by hand or electronic mail delivery.
     d. “Lessor” and “Lessee” as used in this Agreement shall include the heirs, executors, administrators, successors, and/or permitted assigns of such parties.
Exhibit 2-7

     e. If more than one Lessee executes this Agreement, their obligations under this Agreement shall be joint and several.
     f. Lessee will, if requested by Lessor, join with Lessor in executing one or more financing statements, as may be desired by Lessor, in form satisfactory to Lessor.
     g. In case of conflict between provisions found in this Agreement and those listed in the Schedule(s) hereto, the provisions on the Schedule(s) shall prevail.
     h. The law governing this Agreement shall be that of the State of Texas, United States in force at the date of this Agreement, excepting any conflict of laws provisions that provide for the application of the laws of another jurisdiction.
     i. Lessor and Lessee agree that venue of any lawsuit arising from or in connection with the terms of this Agreement shall be in Houston, Harris County, Texas, United States. For purposes of this Agreement, Lessee irrevocably consents to the jurisdiction of the courts of Houston, Harris County, Texas, United States.
     j. This Agreement contains the full agreement between the parties. No representation or promise has been made by either party to the other as an inducement to enter into this Agreement. Lessor does not in any way or for any purpose become partner of Lessee, or a joint venture, or a member of a joint enterprise with Lessee.
     k. Lessee hereby waives its right to receive a copy of any financing statement or financing change statement registered by Lessor in connection with this Agreement.
     l. Lessor and Lessee hereby agree that no rights or remedies referred to in Article 2A of the Uniform Commercial Code of the United States or similar law of the governing jurisdiction shall be conferred upon either Lessor or Lessee unless expressly granted in this Agreement. To the extent any Schedule contains chattel paper under the Uniform Commercial Code of the United States or similar law of the governing jurisdiction, no security interest in any Schedule may be created through the transfer and possession of any counterpart thereof other than the counterpart retained by Lessor.
     m. If Lessee at any time shall fail to pay any sum which Lessee is required by this Agreement to pay or shall fail to do or perform any other act Lessee is required by this Agreement to do or perform, Lessor at its option may pay such sum or do or perform such act (or have it performed by a third party), and Lessee shall reimburse Lessor on demand for the amount of such payment and for the cost and expenses which may be incurred by Lessor for such acts or performance, together with interest thereon at the Applicable Rate from the date of demand until paid.
     n. This Agreement is based on the applicable laws existing at the time of its execution. Any changes, including, but not limited to, changes in governmental enforcement practices, revisions or new applicable laws, including, but not limited to, those related to taxes, permits, fees and duties, that have the effect of increasing Lessor’s burden, including, but not limited to, cost, time-consumption and risk exposure, shall entitle Lessor to fair and equitable Agreement modifications, which modifications the parties agree to work toward in good faith and in a timely fashion, failing which Lessor may terminate this Agreement or any Schedule(s) hereunder immediately upon written notice to Lessee.
     o. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
Exhibit 2-8

Executed this day of                      , 20__.
LESSOR:

BY:

NAME:

TITLE:

LESSEE:

BY:

NAME:

TITLE:

Exhibit 2-9

Annex A
LESSEE’S RESPONSIBILITIES
Lessee –
     In addition to the responsibilities detailed in the Master Agreement, Lessee shall furnish the following:
Daily maintenance and inspections of all engines, compressors and accessory parts forming the Equipment (both labor and necessary parts), including without limitation:
☐	Monthly adjustments on the engine and compressor per Lessor’s guidelines;

☐	Anti-freeze in accordance with Lessor’s requirements;

☐	Lubricants and related filters in accordance with Lessor’s requirements; and

☐	Daily inspections/monitoring.
Competent and prudent Equipment operator for normal operations.
Provide an inlet separator for the Equipment to remove solids (such as sand) and all entrained liquids from the gas stream; Lessee hereby acknowledging that the scrubber provided by Lessor with the Equipment is only an emergency scrubber.
Site preparation, including suitable sand or gravel pad or concrete base as required.
Valves and piping to suction and discharge flanges, and fuel gas inlet(s) of compressor(s).
Suction to discharge bypass piping and suction pressure control valve (if required).
All installation expenses.
Suitable, sweet, dry natural gas fuel for engine use with 900 to 1100 BTU/ft3 and no more than 10 ppm H2S.
Air/gas pressure of with sufficient pressure and volume for engine starting.
Provide, connect and maintain a properly functioning waste discharge system downstream of the Equipment, including an outlet connection from the skid drain and all pipes, connections, the blow casing and tank downstream of the skid drain; and remove and dispose of all fluids discharged by the discharge tank, the blow casing and any pipes or connections to the skid plus collection and disposal of such liquids from the Equipment’s skid and any other liquids incidental to Equipment operations.
Equipment Site with ingress and egress satisfactory to Lessor.
Disconnection of Equipment and Site restoration expenses.
Site fencing, if requested by Lessor.
Any and all necessary equipment, supplies and services not specifically listed as Lessor’s responsibility, above.
The following responsibilities apply when Site is offshore or in inland waterways:
Suitable platform or barge capable of supporting the Equipment.
All transporation (including air and water) and cranes necessary for delivery, installation, maintenance, repair and removal of the Equipment.
All transportation (including air and water) for Lessor personnel, parts, tools and supplies.
Cost for any standby time in excess of 4 hours that is beyond the direct control of Lessor (including due to inclement weather that, in the sole but reasonable discretion of Lessor impedes safe travel).
Exhibit 2-10

SCHEDULE ‘A’ TO EQUIPMENT MASTER RENTAL AGREEMENT
(BARE RENTAL)
Lessee:                                                                                                                          Date:
Attention:
In accordance with your request, we are pleased to offer the herein described Equipment for your application on the                       lease in                                             (detail, to the extent available, section, township, range, county/parish, state and country) (“Site”).
Unit #:
HP:
Equipment Description:
The term of this Schedule A shall commence upon the date the Equipment is accepted in accordance with the Master Agreement and shall continue indefinitely until terminated by either party, upon thirty (30) days’ advanced written notice. Neither party may terminate this schedule A within twelve (12) months of commencement of the term. Notwithstanding the foregoing, this Schedule A shall terminate if (a) gas conditions change or the use of the Equipment by the Lessee pursuant to a User Contract ends rendering the Equipment unnecessary; (b) force majeure prevents a party from performing its obligations hereunder; or (c) a default occurs under this Schedule A or the Master Agreement. The RENTAL RATE is $                     per month for the duration of the term of this Schedule A. The Rental Rate shall be payable monthly in arrears within 30 days of the end of each month (beginning on the date the Equipment is accepted) in which the Equipment is leased.
Any manufacturing check the box designation in any User Contract shall apply in equal force to this Schedule A.
When executed by Lessor and Lessee, this Schedule A shall apply to the EQUIPMENT MASTER RENTAL AGREEMENT (or equivalent master agreement) executed by Lessee and Lessor (or their respective predecessors or affiliates) and dated as shown below (the “Master Agreement”) whether or not attached hereto, and shall be deemed an individual agreement between the parties hereto for the Equipment described herein. This Schedule A and the applicable Master Agreement contains the entire agreement between the parties relating to the matters contained herein and therein, superseding all prior contracts and agreements, relating to the mattes contained herein and therein. Unless otherwise defined herein, terms have the meanings set forth in the Master Agreement.
Master Agreement Date:
              ACKNOWLEDGED and ACCEPTED by the undersigned, duly-authorized representatives of the parties as of the date first shown above.
LESSOR:

By:

Title:

LESSEE:

By:

Title:

Exhibit 2-11

Exhibit 3
Form Like-Kind Exchange Bill of Sale
ASSIGNMENT AND BILL OF SALE
(Like-Kind Exchange)
     For valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, EES Leasing LLC, a Delaware limited liability company,(“EES Leasing”) on the one hand and EXLP Leasing LLC, a Delaware limited liability company, (“EXLP Leasing”) on the other hand each hereby SELLS, GRANTS, ASSIGNS and TRANSFERS to the other, effective as of this ___ day of                     , 20___, good, marketable and indefeasible title to all of the transferor’s right, title and interest in, to and under its Compression Equipment described on Exhibit A attached hereto and made a part hereof for all purposes, together with all assets, rights and properties related to such Compression Equipment of the sort described in Section 4.2(b) of the Omnibus Agreement (as defined below) (in each respective case, collectively the “Assets”).
     Each of EES Leasing and EXLP Leasing in its respective capacity as a transferor, in its name and in the name of its successors and assigns, hereby represents that (a) it intends to convey its Assets and to acquire in exchange the Assets owned by the other party which are of like kind and qualifying use within the meaning of Section 1031 of the Code and (b) it has the power and authority to exchange or otherwise transfer the Assets in the manner provided in this Assignment and Bill of Sale and that the Assets are free and clear of all Liens, except for any Liens created by its respective transferee and except for Permitted Liens. EXCEPT AS EXPRESSLY PROVIDED IN THE OMNIBUS AGREEMENT, THE ASSETS ARE BEING EXCHANGED WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR USE OR MERCHANTIBILITY.
     Each of EES Leasing and EXLP Leasing in its respective capacity as transferor does hereby bind itself, its successors and assigns, to forever warrant and defend the title to the Assets unto its respective transferee, its successors and assigns against the lawful claim or claims of any person whomsoever claiming an interest in the Assets.
     Each of EES Leasing and EXLP Leasing in its respective capacity as transferor covenants and agrees to execute and deliver to its respective transferee all such other additional instruments and other documents and will do all such other acts and things as may be necessary to fully assign to its respective transferee, or its successors and assigns, all of the Assets.
     All of the provisions hereof shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of EES Leasing and EXLP Leasing.
     Terms used herein but not defined herein shall have the meanings assigned to such terms in the Second Amended And Restated Omnibus Agreement entered into on, and effective as of, [___], 2009, by and among Exterran Holdings, Inc., Exterran Energy Solutions, L.P., Exterran GP
Exhibit 3-1

LLC, Exterran General Partner, L.P., Exterran Partners, L.P., and EXLP Operating LLC (as amended, modified, supplemented or restated from time to time, the “Omnibus Agreement”).
     IN WITNESS WHEREOF, Each of EES Leasing and EXLP Leasing in its respective capacity as transferor has caused this Assignment and Bill of Sale to be executed on the date first set forth above.

EES LEASING:

EES Leasing LLC, a Delaware limited liability company

By:
Name:
Title:

EXLP LEASING:

EXLP Leasing LLC, a Delaware limited liability company

By: EXLP Operating LLC, its sole member

By: Exterran Partners, L.P., its sole member

By: Exterran General Partner, L.P., its general partner

By: Exterran GP LLC, its general partner

By:
Name:
Title:
Exhibit 3-2

Exhibit A
Compression Equipment Transferred
(Like-Kind Exchange)
Exhibit 3-3

Schedule A
Exterran Customers
******

Schedule B
Exterran Overlapping Customers
******

Schedule C
Partnership Customers
******

Schedule D
Partnership Overlapping Customers
******